Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Real Messenger Corporation on the Amendment No.8 to Form F-4 (File No. 333-273102) of our report dated July 17, 2024, with respect to our audits of the consolidated financial statements of Real Messenger Holdings Limited as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

July 17, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com